Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator
Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement (No. 333-204896) on Form S-8 of Hibbett Sports, Inc. of our report dated September 28, 2020, with respect to the statement of net assets available for benefits of the Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan as of June 30, 2020, the related statement of changes in net assets available for benefits for the year ended June 30, 2020, and the related notes, which report appears in the June 30, 2020 Annual Report on Form 11-K of the Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan.

/s/ Ernst & Young LLP

Birmingham, Alabama
September 28, 2020

END OF EXHIBIT 23.1